Exhibit (a)(1)(iv)
Offer to Purchase for Cash
by
American HomePatient, Inc.
of
All Outstanding Shares of Its Common Stock
at
$0.67 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON WEDNESDAY, AUGUST 4, 2010, UNLESS THE OFFER IS EXTENDED.
July 7, 2010
To Brokers, Dealers, Commercial Banks, Trust Companies, Custodians, and Other Nominees:
     We have been engaged by American HomePatient, Inc., a Nevada corporation (the “Purchaser” or the “Company”), to act as information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all outstanding shares of its common stock, par value $0.01 per share (the “Shares”), at a purchase price of $0.67 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 7, 2010 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal.
     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
     Enclosed herewith for your information and to forward to your clients are copies of the following documents:
1.	Offer to Purchase dated July 7, 2010.

2.	Letter of Transmittal, including a Substitute Form W-9, for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.	Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Computershare (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the expiration date of the Offer.

4.	A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to U.S. federal income tax backup withholding.

6.	Return envelope addressed to the Depositary.
     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 4, 2010, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things: (i) that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by Highland Capital Management (“Highland”), or Highland affiliates, represent at least 90% of the Shares outstanding immediately prior to the expiration of the Offer; (ii) the total amount payable by the Company to holders of Shares, upon acceptance for payment of Shares, does not exceed $6,527,000 (plus any exercise price received by the Company for the exercise of options between April 27, 2010 and the expiration date of the Offer); and (iii) simultaneously with the closing of the Offer, the Company’s senior secured debt of approximately $216.2 million (“Senior Debt”) shall be restructured into two four-year secured term loans on terms that the Company previously negotiated. Conditions to the Offer are described under “The Offer — Section 12 — Conditions of the Offer” of the Offer to Purchase.
     The Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person, other than the Information Agent and the Depositary as described in the Offer to Purchase for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.
     The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.
     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined under “The Offer — Section 3 — Procedure for Tendering Shares” of the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.
     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described under “The Offer — Section 3 — Procedure for Tendering Shares” of the Offer to Purchase. Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained, at the Purchaser’s expense, from, the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.
Very truly yours,
D.F. KING & CO., INC.
     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, THE PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
Enclosures

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